Exhibit 99.(d)(6)(ii)

THE UBS FUNDS, ON BEHALF OF ITS SERIES,

UBS EMERGING MARKETS EQUITY FUND

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NUMBER ONE

THIS AMENDMENT is made this 30th day of December, 2015, by and between The UBS Funds, a Delaware statutory trust (the “Trust”), and UBS Asset Management (Americas) Inc. (formerly, UBS Global Asset Management (Americas) Inc.), a Delaware corporation (the “Advisor”).

WHEREAS, the Trust and the Advisor have previously entered into an Investment Advisory Agreement, dated December 10, 1998, as amended or restated through the date hereof (the “Advisory Agreement”), pursuant to which the Advisor agreed to manage the investment and reinvestment of assets of the UBS Emerging Markets Equity Fund series (the “Fund”); and

WHEREAS, the Advisor has changed its name to “UBS Asset Management (Americas) Inc.” and the Trust, on behalf of the Fund, and the Advisor desire to amend the Advisory Agreement to reflect the name of the Advisor;

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed as follows:

1.                                      The name of UBS Global Asset Management (Americas), Inc., and all references in the Advisory Agreement to UBS Global Asset Management (Americas) Inc., shall be changed to UBS Asset Management (Americas) Inc.

2.                                      The effective date of the Amendment shall be December 30, 2015.

3.                                      The parties hereby further agree that no other provisions of the Advisory Agreement are in any way modified by this Amendment, and that all other provisions of the Advisory Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereby have caused this Amendment to be executed this 30th day of December, 2015.

THE UBS FUNDS		THE UBS FUNDS

By:	/s/ Tammie Lee	By:	/s/ Thomas Disbrow
Name:	Tammie Lee	Name:	Thomas Disbrow
Title:	Vice President and Assistant Secretary	Title:	Vice President, Treasurer and Principal Accounting Officer

UBS ASSET MANAGEMENT (AMERICAS) INC.		UBS ASSET MANAGEMENT (AMERICAS) INC.

By:	/s/ Joseph A. Allessie	By:	/s/ Mark Kemper
Name:	Joseph A. Allessie	Name:	Mark Kemper
Title:	Chief Compliance Officer	Title:	Managing Director and General Counsel